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                                                                       Exhibit 6


MORGAN STANLEY SENIOR FUNDING INC.                        DEUTSCHE BANK AG
       25 Cabot Square                                 CAYMAN ISLANDS BRANCH
        Canary Wharf                               DEUTSCHE BANK SECURITIES INC.
       London E14 4QA                                      60 Wall Street
                                                         New York, NY 10005



                                                               December 15, 2003


BCP Luxembourg Holdings S.a.r.l ("Parent")
8-10, rue Mathias Hardt
L-1717 Luxembourg


             Senior Secured Facilities and Senior Bridge A Facility
                                Commitment Letter

Ladies and Gentlemen:

Parent has advised Morgan Stanley (as defined below) (the "Global Coordinator") and Deutsche Bank (as defined below, and, together with Morgan Stanley, the "Joint Lead Arrangers", the "Initial Lenders" or "we" or "us") that it has formed an indirect wholly-owned subsidiary ("Bidco"), which intends, subject to certain conditions, to make an offer (the "Offer") to acquire all of the issued share capital of Crystal AG (the "Company") on the terms set out in Part I of Exhibit A hereto (the "Transaction Description"). In order to provide for the financing needs of the Company in the event that the Offer is accepted by at least 85% of the shareholders, Parent wishes to establish, and wishes to enable Crystal Americas Corporation ("CAC") and the Company to establish, the senior secured credit facilities described herein (the "Senior Secured Facilities") and the senior secured bridge facility described herein (the "Senior Bridge A Facility", and together with the Senior Secured Facilities, the "Facilities"), the proceeds of which would be used for the purposes described in Part II of the Transaction Description. Capitalized terms used in this letter agreement but not defined herein shall have the meanings given to them in the Transaction Description or, as applicable, in the Exhibits to this letter agreement.

Subject to the terms and conditions described in this letter agreement and the attached Exhibits A, B, C and D (collectively, and together with the Fee Letter referred to below, this "Commitment Letter"), the Initial Lenders, severally and not jointly, agree to commit the amounts set forth below opposite such Initial Lenders' name:


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
-----------------------------------------------------------------------------------------------------
                                           REVOLVING           AGGREGATE SENIOR    AGGREGATE SENIOR
                        TERM FACILITY      FACILITY            SECURED             BRIDGE A
                        COMMITMENT:        COMMITMENT:         FACILITIES          FACILITY
                                                               COMMITMENT:         COMMITMENT:
-----------------------------------------------------------------------------------------------------
MORGAN STANLEY:         (euro)297          (euro)220           (euro)517           (euro)177.5
-----------------------------------------------------------------------------------------------------
DEUTSCHE BANK:          (euro)243          (euro)180           (euro)423           (euro)177.5
-----------------------------------------------------------------------------------------------------
TOTAL:                  (euro)540 million  (euro)400 million   (euro)940 million   (euro)355 million
-----------------------------------------------------------------------------------------------------

Notwithstanding the foregoing, the commitment of the Initial Lenders for the Term Facility shall be reduced by the amount (if any) by which the principal amount of debt, plus fees, interest, premiums and related costs and expenses to be refinanced with proceeds of the Term Facility and Senior Bridge A Facility is less than (euro)440 million.

For purposes of this Commitment Letter, "Morgan Stanley" shall mean Morgan Stanley Senior Funding, Inc. and/or any affiliate thereof, including Morgan Stanley Dean Witter Bank Limited, as Morgan Stanley shall determine to be appropriate to provide the services (including by providing and funding the commitment) contemplated herein, and "Deutsche Bank" shall mean Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc and/or any other affiliate thereof as Deutsche Bank shall determine appropriate to provide the services contemplated herein.

You have requested the Initial Lenders to arrange and underwrite bridge loan facilities of up to (euro)1,295,000,000 (the "Interim A Facilities" or "Interim Facilities") which will be borrowed by the entities which are to become borrowers under the Facilities on the date of the initial funding of the Transaction. The Interim Facilities are proposed to be refinanced by a funding under the Facilities and will be due and payable on the date which is 60 days after the drawing thereof.

It is the intention of the parties to fund the Interim Facilities in the event the operative documentation for the Facilities has not been completed and executed on the date of the closing of the Transaction, but subject to all other conditions precedent for drawings under the Facilities. Drawdowns and repayments under the Interim Facilities shall be made in accordance with, and shall be subject to the provisions of Appendix I.

It is acknowledged and agreed by the parties to this letter that it is the intention to document the Facilities as soon as practicable after the date of this letter with the intention that funding of the Facilities should take place pursuant to the final documentation therefore and not the Interim Facilities. However neither failure to document the Facilities adequately nor failure to satisfy related documentary conditions thereunder shall prejudice the drawdown of the Interim Facilities in accordance with the terms hereof.

Each of the Initial Lenders hereby agrees on a several basis to underwrite, in the proportions specified in the table above, the (euro)1,295,000,000 of the Interim Facilities.

You and we agree to negotiate and work in good faith towards the execution and delivery of customary definitive documentation with respect to the Facilities (prepared by counsel to the Initial Lenders and consistent with documentation for transactions with affiliates of Blackstone so long as and to the extent reasonably acceptable to the Initial Lenders), including credit agreements, security agreements and guarantees incorporating substantially the terms and conditions outlined in this Commitment Letter (the "Operative Documents"), as soon as practicable after the date of this Commitment Letter. You and we agree to commence negotiations of the Operative Documents as soon as practicable after the Announcement, the intent of the parties being to execute and deliver the Operative Documents prior to submission of the Offer Document to BAFin.


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The terms and conditions of the Facilities will not be limited to those set forth herein. Those matters that are not covered by or made clear under the provisions hereof are subject to the approval and agreement of you and the Joint Lead Arrangers and will be contained in the Operative Documents for the Facilities.

Without prejudice to the provisions of Exhibits A and D to this Commitment Letter, which apply to all Advances or proposed Advances, the Initial Lenders or other Lenders shall not otherwise:

(a) have the right to cancel, rescind or terminate the Interim Facilities during the Certain Funds Period (as defined in Exhibit B); or

(b) make or enforce any claims they may have under this Commitment Letter if the effect of such claim or enforcement would prevent or limit the making or utilisation of the Advances during the Certain Funds Period; or

(c) otherwise exercise during the Certain Funds Period any right of set-off or similar right or remedy which it may have in relation to any of the Advances.

For the purposes of this paragraph and Appendix I, the term "Advances" shall include loans under the Interim Facilities.

1.   COMMITMENT TERMINATION

The Initial Lenders' commitments set forth in this Commitment Letter will terminate on the earlier of the date which is 180 days after the Publication Date of the Offer and the date the Operative Documents become effective.

2.   SYNDICATION

The Initial Lenders reserve the right, before or after the execution of the Operative Documents, to syndicate all or a portion of the Initial Lenders' commitments hereunder to one or more other financial institutions reasonably acceptable to you and the Initial Lenders and that will become parties to the Operative Documents pursuant to syndications to be managed by the Joint Lead Arrangers in consultation with you (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). You understand that each of the Facilities will be separately syndicated, the Initial Lenders intend to commence both such syndication efforts promptly and they may elect to appoint, in consultation with you, one or more agents to assist in such syndication efforts.

Morgan Stanley will act as Global Coordinator, and Morgan Stanley and Deutsche Bank will act as Joint Lead Arrangers and Joint Book Runners with respect to the Facilities, and will manage all aspects of the syndication in consultation with you, including the timing of all offers to potential Lenders, the determination of all amounts offered to potential Lenders, the selection of Lenders, the allocation of commitments among the Lenders, the assignment of any titles and the compensation to be provided to the Lenders.

You shall take, and use reasonable efforts to ensure that each of CAC and the Company takes (in the case of CAC and the Company, to the extent consistent with its obligations under the Takeover Act, Stock Corporation Act and applicable law) all actions that the Joint Lead Arrangers may reasonably request to assist the Joint Lead Arrangers in forming a syndicate acceptable to the Joint Lead Arrangers and you. Your assistance in forming such syndicate shall include but not be limited to: (i) using your commercially reasonable best efforts to make senior management, representatives and advisors of Holdco, Bidco, CAC and the Company available to participate in informational meetings with potential Lenders at such times and places as the Joint Lead Arrangers may reasonably request; (ii) using your commercially reasonable efforts to ensure that the syndication effort benefits from your, your shareholders', and each of CAC and the Company and its subsidiaries' existing lending relationships; (iii) assisting (including using your commercially reasonable efforts to cause your affiliates and advisors and reasonable efforts to ensure each of CAC and the Company and its subsidiaries and advisors to assist) in the preparation of a confidential


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information memorandum for each Facility and other marketing materials to be used in connection with the syndication; and (iv) promptly providing the Joint Lead Arrangers with all available information reasonably deemed necessary by it to successfully complete the syndication. You shall use, and use reasonable efforts to ensure that each of CAC and the Company uses all reasonable efforts to obtain ratings for the Senior Secured Facilities.

To ensure an orderly and effective syndication of each Facility, you agree that, until the termination of the syndication (as reasonably determined by the Joint Lead Arrangers), you will not syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt security or commercial bank or other debt facility (including any renewals thereof), without the prior written consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld or delayed). You agree that you will use reasonable efforts to coordinate with the Joint Lead Arrangers any offerings or syndications, or announcements of offerings or syndications, of debt or debt securities by it or any of its affiliates prior to the completion of the syndication of the Facilities.

You agree that no additional agents, co-agents or lead arrangers will be appointed, or other titles conferred (except as previously set forth in this Section 2), without the consent of the Joint Lead Arrangers, or except as otherwise agreed by the Joint Lead Arrangers prior to the date hereof. You agree that no Lender will receive any compensation of any kind for its participation in any Facility, except as expressly provided in the Fee Letter or in Exhibit A, B, C or D. Further, each party to this Commitment Letter agrees that the Initial Lenders may (in consultation with Bidco) provide copies of, or disclose the contents of, Exhibits A, B, C and D hereof to potential investors in connection with the syndication of the Facilities.

3.   FEES

In addition to the fees described in Exhibits B, C and D, you will pay (or cause to be paid) the non-refundable fees set forth in the letter agreement dated the date hereof (the "Fee Letter") among you and the Initial Lenders. The terms of the Fee Letter are an integral part of the Initial Lenders' commitment hereunder and constitute part of this Commitment Letter for all purposes hereof. Each of the fees described in the Fee Letter and Exhibits B, C and D shall be nonrefundable when paid, subject to rebates expressly provided for.

4.   INDEMNIFICATION

Each of you, jointly and severally, agree to indemnify and hold harmless the Initial Lenders and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Person") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Person (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of any defense in connection therewith) in each case arising out of or in connection with or relating to this Commitment Letter, the Transaction or the Operative Documents or the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Person's gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective, whether or not such investigation, litigation or proceeding is brought by you, or any of your securityholders or affiliates, creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

No Indemnified Person shall have any liability (whether in contract, tort or otherwise) to you, or any of your securityholders, affiliates, or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or willful misconduct. In no


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event, however shall any Indemnified Person be liable for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

5.   COSTS AND EXPENSES

You shall if the Offer is completed and borrowings are made under the Facilities, pay or reimburse the Initial Lenders on demand for all reasonable costs and expenses incurred by the Initial Lenders (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, the Operative Documents and any security arrangements in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel. You further agree to pay all costs and expenses of the Initial Lenders (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of their rights and remedies hereunder.

6.   CONFIDENTIALITY

By accepting delivery of this Commitment Letter, you agree that this Commitment Letter is for your confidential use only and that neither its existence nor the terms hereof will be disclosed by you to any person other than Blackstone, CAC, the Company, your and CAC and the Company's officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby. Notwithstanding the foregoing, (i) you may file a copy of this Commitment Letter in any public record in which it is required by law to be filed, (ii) you may refer to the financing arrangements contemplated by this Commitment Letter in the Offer Document, to the extent required by the Takeover Act or BAFin to do so, and (iii) you may make such other public disclosures of the terms and conditions hereof as you are required by law or regulation to make.

Notwithstanding any other provision of this letter, you and the Initial Lenders hereby agree that you and the Initial Lenders (and each of your and their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to any of them relating to such U.S. tax treatment and U.S. tax structure.

7.   REPRESENTATIONS AND WARRANTIES

You represent and warrant that (i) all information (other than financial projections), taken as a whole, that has been or will hereafter be made available to the Initial Lenders, any Lender or any potential Lender by or on behalf of you, CAC and the Company and its subsidiaries or any of your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and (ii) all financial projections, if any, that have been or will be prepared by or on behalf of you, CAC and the Company and its subsidiaries or any of your representatives and made available to the Initial Lenders, any Lender or any potential Lender have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the related financial projections are made available to the Initial Lenders. If, at any time from the date hereof until the execution and delivery of the Operative Documents, any of the representations and warranties in the preceding sentence would be incorrect if the information or financial projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement the information and the financial projections so that such representations and warranties will be correct under those circumstances.

In issuing this Commitment Letter and in arranging the Facilities including the syndication of the Facilities, the Initial Lenders will be entitled to use, and to rely on the accuracy of, the information furnished to them by or on behalf of you, CAC and the Company and its subsidiaries or any of your or its respective representatives without responsibility for independent verification thereof.


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8.   NO THIRD PARTY RELIANCE; SHARING INFORMATION

The agreements of the Initial Lenders hereunder and of any Lender that issues a commitment to provide financing under the Facilities are made solely for your benefit and may not be relied upon or enforced by any other person. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

You acknowledge that the Initial Lenders or any of their affiliates (each of whom may rely on the provisions of this Section 8) may provide debt financing, equity capital or other services (including financial advisory services) to parties whose interests regarding the transactions described herein or otherwise may conflict with your, CAC's, the Company's, Blackstone's or their respective affiliates' interests. Consistent with the Initial Lenders' policy to hold in confidence the affairs of their clients, such Initial Lenders will not furnish confidential information obtained from you or your affiliates, CAC, the Company or Blackstone to any of their other clients. Furthermore, no Initial Lenders will use in connection with the transactions contemplated hereby, or furnish to you, confidential information obtained by such Initial Lenders from any other person.

9.   ASSIGNMENTS

You may not assign this Commitment Letter or any Initial Lender's commitment hereunder without such Initial Lender's prior written consent, and any attempted assignment without such consent shall be void.

10.  AMENDMENTS

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each party hereto.

11.  GOVERNING LAW, ETC.

This Commitment Letter shall be governed by, and construed in accordance with the laws of the State of New York, and the parties to this Commitment Letter submit to the jurisdiction of the New York state and federal courts sitting in New York in the borough of Manhattan. You agree to appoint CT Corp as your agent for service in connection with any proceedings in the courts of New York. This Commitment Letter, together with any other documentation of the same date, sets forth the entire agreement among the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of a manually executed counterpart of this Commitment Letter. Sections 2 through 8, 11 and 12 shall survive the termination or expiration of any Initial Lender's commitment hereunder, except that section 2 shall only so survive if the Closing Date occurs. You acknowledge that information and documents relating to the Facilities may be transmitted through Intralinks, the internet or similar electronic transmission systems.

12.      WAIVER OF JURY TRIAL

Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them to Kevin Adeson, Managing Director, Morgan Stanley Senior Funding Inc., 25 Cabot Square, Canary Wharf, London E14 4QA (facsimile: +44-20-7677-3443), on behalf of the Initial Lenders, on or before 5:00 p.m. (London time) on the earlier of the day before the Announcement (as defined in Exhibit A) and December 19, 2003, the time at which the commitment of the Initial Lenders set forth above (if not so accepted prior thereto) will terminate.

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This Commitment Letter amends, replaces and restates in its entirety the Crystal
AG Commitment Letter dated December 6, 2003 from the Initial Lenders to the Company.

                            [Signature Pages Follow]





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If you elect to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.


                                       Very truly yours,

                                       MORGAN STANLEY SENIOR FUNDING INC.


                                       By: /s/ Kevin M. Adeson
                                          --------------------------------------
                                          Name: Kevin M. Adeson
                                          Title: Managing Director







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                                 DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH


                                   By: /s/ Albert Fischetti
                                      -----------------------------------------
                                      Name: Albert Fischetti
                                      Title: Director


                                   By: /s/ Ryan A. Zamin
                                      -----------------------------------------
                                      Name: Ryan A. Zamin
                                      Title: Managing Director



                                 DEUTSCHE BANK SECURITIES INC.



                                   By: /s/ David Flannery
                                      -----------------------------------------
                                      Name: David Flannery
                                      Title: Managing Director



                                   By: /s/ Thomas Cole
                                      -----------------------------------------
                                      Name: Thomas Cole
                                      Title: Managing Director



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Accepted and agreed to as of the date first written above:


BCP LUXEMBOURG HOLDINGS S.A.R.L

By: /s/ Chinh Chu
   ------------------------------------
   Name: Chinh Chu
   Title: Authorized Person




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